                                 SCHEDULE 14C
                                (Rule 14c-101)
                 INFORMATION REQUIRED IN INFORMATION STATEMENT
                           SCHEDULE 14C INFORMATION
       Information Statement Pursuant to Section 14(c) of the Securities
                             Exchange Act of 1934

Check the appropriate box:

                                          [_]Confidential, for use of the
[X]Preliminary information statement         Commission only (as permitted by
                                             Rule 14c-5(d)(2))

[_]Definitive information statement

                          Avery Communications, Inc.
-------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]No fee required

[_]Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

  1) Title of each class of securities to which transaction applies:

-------------------------------------------------------------------------------
  2) Aggregate number of securities to which transaction applies:

-------------------------------------------------------------------------------
  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

-------------------------------------------------------------------------------
  4) Proposed maximum aggregate value of transaction:

-------------------------------------------------------------------------------
  5) Total fee paid:

-------------------------------------------------------------------------------
[_]Fee paid previously with preliminary materials.

-------------------------------------------------------------------------------
[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule And the date of its filing.

  1) Amount Previously Paid:

-------------------------------------------------------------------------------
  2) Form, Schedule or Registration Statement No.:

-------------------------------------------------------------------------------
  3) Filing Party:

-------------------------------------------------------------------------------
  4) Date Filed:

-------------------------------------------------------------------------------

                          AVERY COMMUNICATIONS, INC.
                     190 South LaSalle Street, Suite 1710
                            Chicago, Illinois 60603

                                August   , 2001

Dear Stockholder:

  This information statement is being furnished to the holders of common stock of Avery Communications, Inc. in connection with the proposal to amend our Certificate of Incorporation to effect a one-for-twenty reverse stock split of our common stock which may allow us to meet the listing criteria for our common stock to be listed on the Nasdaq SmallCap Market.

  Our Board of Directors unanimously supports the reverse stock split. In addition, our controlling stockholders have consented in writing to the amendment to our Certificate of Incorporation to effect a one-for-twenty reverse stock split. This action by the controlling stockholders is sufficient to ensure that a majority of our stockholders approve the amendment without the vote of any other stockholder. Accordingly, your approval is not required and is not being sought.

  This information statement and the attached documents provide you with detailed information about the reverse stock split. Please read these documents carefully in their entirety. You may also obtain information about us from publicly available documents that have been filed with the Securities and Exchange Commission.

  We appreciate your support.

                                    Very truly yours,

                                    PATRICK J. HAYNES, III
                                    Chairman of the Board, President and
                                     Chief Executive Officer

                          AVERY COMMUNICATIONS, INC.
                     190 South LaSalle Street, Suite 1710
                            Chicago, Illinois 60603

                             INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A
PROXY.

  This information statement is being furnished to the holders of common stock, par value $0.01 per share, of Avery Communications, Inc. in connection with the proposal to amend our Certificate of Incorporation to effect a one-for-twenty reverse stock split which may allow us to meet the listing criteria for our common stock to be listed on the Nasdaq SmallCap Market.

  Our Board of Directors unanimously supports the reverse stock split. In addition, our controlling stockholders have consented in writing to the amendment to our Certificate of Incorporation to effect a one-for-twenty reverse stock split. This action by the controlling stockholders is sufficient to ensure that a majority of our stockholders approve the amendment without the vote of any other stockholder. Accordingly, your approval is not required and is not being sought.

  This information statement is dated August , 2001, and is first being mailed to Avery's stockholders on or about August , 2001.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
SUMMARY..................................................................   1
AMENDMENT TO CERTIFICATE OF INCORPORATION TO EFFECT ONE-FOR-TWENTY
 REVERSE STOCK SPLIT.....................................................   2
  General................................................................   2
  Required Vote..........................................................   2
  Background and Reasons for the Reverse Stock Split.....................   2
  Effects of the Reverse Stock Split.....................................   3
  Certain United States Federal Income Tax Consequences of the Reverse
   Stock Split...........................................................   4
  Procedure for the Reverse Stock Split..................................   4
  Abandonment of the Reverse Stock Split.................................   5
  No Appraisal Rights....................................................   5
WHERE YOU CAN FIND MORE INFORMATION......................................   5
Appendix A--Amended Certificate of Incorporation of Avery................ A-1

                          AVERY COMMUNICATIONS, INC.
                     190 South LaSalle Street, Suite 1710
                            Chicago, Illinois 60603

                             INFORMATION STATEMENT

                                    SUMMARY

Q:  WHAT IS BEING PROPOSED?

A: We are proposing an amendment to our Certificate of Incorporation to effect a one-for-twenty reverse stock split of our common stock which may allow us to meet the listing criteria for our common stock to be listed on the Nasdaq SmallCap Market.

Q:  WHAT IS THE REASON FOR THE REVERSE STOCK SPLIT?

A: Our board of directors believes the reverse stock split will increase the per share market price of our common stock which may allow us to meet the listing criteria for our common stock to be listed on the Nasdaq SmallCap Market. See "Background and Reasons for the Reverse Stock Split."

Q:  WHAT VOTE OF STOCKHOLDERS IS REQUIRED TO APPROVE THE REVERSE STOCK SPLIT?

A: The amendment to our Certificate of Incorporation to effect the one-for-twenty stock split must be approved by a majority of the holders of our outstanding shares. Our controlling stockholders have consented in writing to the amendment. This action by our controlling stockholders is sufficient to obtain the stockholder vote necessary to approve the amendment without the approval of any other stockholder. Accordingly, you are not required to vote and your vote is not being sought.

Q:  DO I HAVE APPRAISAL RIGHTS IN CONNECTION WITH THE REVERSE STOCK SPLIT?

A: No. You do not have appraisal rights in connection with the reverse stock split.

Q:  WHOM DO I CALL IF I HAVE QUESTIONS?

A: If you have any questions, require assistance, or need additional copies of this information statement or other related materials, you should call Scot M. McCormick at (312) 419-0077.

                   AMENDMENT TO CERTIFICATE OF INCORPORATION
                 TO EFFECT ONE-FOR-TWENTY REVERSE STOCK SPLIT

General

  Our Board of Directors has declared advisable, authorized and approved an amendment to our Certificate of Incorporation to effect a one-for-twenty reverse stock split of our common stock as soon as practicable. The amendment to the text of Article Four of our Certificate of Incorporation is attached as Appendix A.

  On the effective date of the reverse stock split, each twenty shares of common stock will be converted automatically into one share of common stock. The effective date of the reverse stock split will be the date on which the amended certificate is filed with the Secretary of State of Delaware, which we plan to do on or about , 2001 (the 21st day following the mailing date of this information statement). Please note that the reverse stock split will not change your proportionate equity interests in Avery, except as may result from fractional shares.

Required Vote

  The affirmative vote of a majority of the holders of our shares entitled to vote is required to approve the amendment of our Certificate of Incorporation to effect a one-for-twenty reverse stock split. Our controlling stockholders have consented in writing to the amendment. This action by our controlling stockholders is sufficient to obtain the stockholder vote necessary to approve the amendment without the approval of any other stockholders. Accordingly, you are not required to vote and your vote is not being sought.

Background and Reasons for the Reverse Stock Split

  Our board of directors believes the reverse stock split is desirable for several reasons. It is intended to allow us to meet the listing criteria for our common stock to be listed on the Nasdaq SmallCap Market which may increase the acceptance of our common stock by the financial community and the investing public and, accordingly, enhance stockholder value.

  The reverse stock split will decrease the number of shares outstanding and presumably increase the per-share market price for our new common stock. One of the requirements for listing on the Nasdaq SmallCap Market is that our common stock maintain a minimum bid price of at least $4.00 per share for ninety days. Although our common stock is currently quoted on the OTC Bulletin Board, an increase in the per share market price may allow us to meet the minimum bid price and price per share listing criteria to allow our new common stock to be listed on the Nasdaq SmallCap Market. There is no assurance, however, that any such listing will or can be effected.

  On August  , 2001, the closing sale stock price of a share of our common
stock listed on the OTC Bulletin Board was $   . Many investors look upon low-
priced stocks, such as those listed on the OTC Bulletin Board, as unduly speculative in nature and, as a matter of policy, avoid investments in such stocks. These investors may believe that low stock prices reflect companies that are of low quality or poor performance. Accordingly, our board of directors believes that the per share price of our common stock reduces the marketability of our shares because of the reluctance of many brokerage firms to recommend low-priced stocks to their clients.

  Although there can be no assurance that the price of our new common stock after the reverse stock split will actually increase in an amount proportionate to the decrease in the number of outstanding shares, the proposal is intended to result in a price level for our new common stock that will broaden investor interest and provide a market that will reflect more closely its underlying value.

  There can be no assurance that any or all of these results will occur, including, without limitation, that the market price per share of our new common stock after the reverse stock split will be twenty times that of the market price per share of our currently outstanding common stock or that the new price will either exceed or remain in excess of the current market price. Further, there is no assurance that the market for our new common stock after the reverse stock split will reflect more closely its underlying value.

  Once our Certificate of Incorporation is amended, twenty shares of our common stock, par value $.01 per share, issued and outstanding immediately prior to the effective time of the reclassification amendment, will be reclassified and converted into one share of our common stock, par value $.01 per share.

Effects of the Reverse Stock Split

  The principal effect of the reverse stock split will be to decrease the number of outstanding shares from 10,062,076 to approximately 503,103 based on outstanding share information as of August , 2001. The reverse stock split would not affect the proportionate equity interest in Avery of any holder of common stock, except as may result from the provisions for the elimination of fractional shares. The reverse stock split will not affect the registration of our common stock under the Securities Exchange Act of 1934. We expect to have approximately the same number of record holders after giving effect to the reverse stock split as before the reverse stock split. The relative rights and preferences of our new common stock after the reverse stock split will be identical to the relative rights and preferences of our currently issued and outstanding common stock.

  The reverse stock split will also entitle the holders of all outstanding options and warrants the right to purchase, upon exercise of their options or warrants, one-twentieth of the number of shares of common stock which such holders would have been able to purchase upon exercise of their options and warrants immediately preceeding the reverse stock split at an exercise price equal to twenty times the exercise price specified prior to the reverse stock split, resulting in the same aggregate price being required to be paid upon exercise of such options and warrants immediately prior to the reverse stock split. The holders of securities convertible into shares of our common stock will be entitled to convert their convertible securities at a ratio of one share for twenty shares which such holders would have been able to purchase prior to the reverse stock split.

  The reverse stock split will not affect the par value of our common stock. As a result, on the effective date of the reverse split, the stated capital on our balance sheet attributable to the common stock will be reduced to up to one-twentieth of its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our common stock will be increased because there will be fewer shares of our common stock outstanding.

  In order to avoid the expense and inconvenience of issuing and transferring fractional shares of common stock to stockholders who currently hold common stock and would otherwise be entitled to receive fractional shares of common stock following the reverse stock split, we will cause cash to be paid to such fractional stockholders in lieu of fractional shares of common stock. See "Procedure for Reverse Stock Split."

  When implemented, the proposal is likely to leave some stockholders with "odd lots" of our new common stock (i.e., stock in amounts of less than 100 shares). These odd lots may be more difficult to sell, or require greater transaction costs per share to sell, than shares in even multiples of 100.

  The following table illustrates the principal effects of the reverse stock split, based on share information as of August , 2001, discussed in the preceding paragraphs:

                                                          Prior to     Upon
                                                          Reverse    Reverse
                                                           Stock      Stock
Number of Shares of Common Stock                           Split      Split
--------------------------------                         ---------- ----------
Authorized.............................................. 20,000,000 20,000,000
Issued and outstanding.................................. 10,062,076    503,103
Reserved for issuance under outstanding options.........  1,254,771     62,738
Reserved for issuance upon conversion of convertible
 securities.............................................  7,154,493    357,724
Available for future issuance or sale by action of the
 board of directors.....................................  1,528,660 19,076,435

Certain United States Federal Income Tax Consequences of the Reverse Stock
Split

  The discussion of United States federal income tax consequences set forth below is for general information only and does not purport to be a complete discussion or analysis of all potential tax consequences which may apply to our stockholders. Our stockholders are strongly urged to consult their tax advisors to determine the particular tax consequences to them of the reverse stock split, including the applicability and effect of federal, state, local, foreign and other tax laws.

  The following discussion sets forth the principal United States federal income tax consequences of the reverse stock split to our stockholders. The following disclosure addresses only the United States federal income tax consequences to our stockholders who hold our shares as a capital asset. The following disclosure does not address all of the federal income tax consequences that may be relevant to particular stockholders based upon their individual circumstances or to stockholders who are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, foreign holders or holders who acquired their shares pursuant to the exercise of employee stock options or otherwise as compensation. The following disclosure is based upon the Internal Revenue Code of 1986, as amended, laws, regulations, rulings and decisions in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect, and to differing interpretations. The following disclosure does not address the tax consequences to our stockholders under state, local and foreign laws. We have neither requested nor received a tax opinion from legal counsel with respect to any of the matters discussed herein. No rulings have been or will be requested from the IRS with respect to any of the matters discussed herein. There can be no assurance that future legislation, regulations, administrative rulings or court decisions would not alter the consequences set forth below.

  Our stockholders generally will not recognize income, gain or loss for United States federal income tax purposes as a result of the reverse stock split, except with respect to cash, if any, they receive in lieu of fractional shares of Avery. Each such stockholder's aggregate tax basis in our shares after the reverse stock split will equal his, her or its aggregate tax basis in our shares before the reverse stock split, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received. The holding period of our shares after the reverse stock split will include the holding period of our shares before the reverse stock split. Our stockholders who receive cash in lieu of fractional shares of Avery generally will recognize gain or loss equal to the difference between the portion of the tax basis of the pre-reverse stock split shares allocated to the fractional share interest and the cash received. Such gain or loss will be a capital gain or loss and will be short term if the pre-reverse stock split shares were held for one year or less and long term if held for more than one year.

Procedure for the Reverse Stock Split

  We will promptly file an amendment to our Certificate of Incorporation with the Delaware Secretary of State twenty-one days after the date of this information statement. The amendment shall reclassify and convert the common stock into new shares of common stock, on the basis of one share of common stock for twenty outstanding shares of common stock. Additionally, the amendment will set forth the effect of the reverse split on the stated capital as described under "Effects of the Reverse Stock Split." The reverse stock split will become effective on the date of filing the amendment, which we will refer to as the "effective date." Beginning on the effective date, each certificate representing pre-reverse split shares will be deemed for all corporate purposes to evidence ownership of post-reverse split shares. Stockholders of record as of the effective date of the reverse stock split will be furnished the necessary materials and instructions for the surrender and exchange of stock certificates at the appropriate time by our transfer agent. Stockholders will not have to pay a transfer fee or other fee in connection with the exchange of certificates. STOCKHOLDERS SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO.

  As soon as practicable after the effective time of the reverse stock split, our transfer agent will send a letter of transmittal to each stockholder who holds physical stock certificates advising such holder of the procedure for surrendering stock certificates in exchange for new certificates representing ownership of our new common stock. No certificate representing fractional shares shall be issued. In lieu thereof, the aggregate of all fractional shares otherwise issuable shall be issued to our transfer agent, as agent for the accounts of all holders of record of common stock otherwise entitled to have a fraction of a share issued to them in connection with the reverse stock split. Sales of fractional interests will be effected by our transfer agent as soon as practicable on the basis of prevailing market prices of our new common stock on the OTC Bulletin Board at the time of the sale. After the effective time of the reverse stock split, our transfer agent will pay to such stockholder their pro rata share of the net proceeds derived from the sale of their fractional interests upon surrender of their stock certificates. No service charges or brokerage commissions will be payable by stockholders in connection with the sale of fractional interests; all of the costs will be borne by us.

  Any stockholders whose certificates for current issued and outstanding common stock have been lost, destroyed or stolen will be entitled to issuance of a certificate representing the shares of our new common stock into which such shares will have been converted upon compliance with such requirements as we and our transfer agent customarily apply in connection with lost, stolen or destroyed certificates.

Abandonment of the Reverse Stock Split

  Our board of directors will have the right to abandon the reverse stock split before the effective time of the reverse stock split, even after stockholder approval, if for any reason the board of directors determines that it is not advisable to proceed with the reverse stock split.

No Appraisal Rights

  Stockholders have no appraisal rights under Delaware law or under our Certificate of Incorporation or Bylaws in connection with the reverse stock split.

                      WHERE YOU CAN FIND MORE INFORMATION

  We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

  YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS INFORMATION STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS INFORMATION STATEMENT. THIS INFORMATION STATEMENT IS DATED AUGUST , 2001. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THE INFORMATION STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND THE MAILING OF THIS INFORMATION STATEMENT TO STOCKHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

                                                                     APPENDIX A

                                CERTIFICATE OF
                               AMENDMENT TO THE
                         CERTIFICATE OF INCORPORATION
                                      OF
                          AVERY COMMUNICATIONS, INC.

  AVERY COMMUNICATIONS, INC. (the "Corporation") a corporation organized and existing under and by virtue of the Delaware General Corporate Law ("DGCL") does hereby certify:

    FIRST: That the Board of Directors of the Corporation, by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:

        RESOLVED, that Fourth Article of the Certificate of Incorporation of Avery Communications, Inc. be amended, subject to stockholder approval, by adding the following paragraphs:

        Upon this Certificate of Amendment to the Certificate of Incorporation of the Corporation becoming effective in accordance with the General Corporation Law of the State of Delaware (the "Effective Time"), each twenty (20) shares of Common Stock, par value $.01 per share ("Old Common Stock"), of the Corporation issued and outstanding immediately prior to the Effective Time shall be, without any action of the holder thereof, automatically reclassified as and converted into one (1) share of Common Stock, par value $.01 per share ("New Common Stock"), of the Corporation.

        Notwithstanding the immediately preceding paragraph, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock. In lieu thereof, the aggregate of all fractional shares otherwise issuable to the holders of record of Old Common Stock shall be issued to the transfer agent for the Corporation's Common Stock as agent for the accounts of all holders of record of Old Common Stock otherwise entitled to have a fraction of a share issued to them. The sale of all of the fractional interests will be effected by the transfer agent as soon as practicable after the Effective Time on the basis of prevailing market prices of the New Common Stock on the OTC Bulletin Board (or on such other securities exchange or market on which the Corporation's New Common Stock shall then be traded) at the time of sale. After such sale and upon the surrender of the stockholders' stock certificates, the transfer agent will pay to such holders of record their pro rata share of the net proceeds derived from the sale of the fractional interests.

        Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any fractional shares of New Common Stock). Each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as cash in lieu of fractional shares of New Common Stock to which such holder may be entitled pursuant to the immediately preceding paragraph.

    SECOND: That in lieu of a meeting and vote of the stockholders of the Corporation, a majority of the stockholders of the Corporation have given their written consent to said amendment in accordance with the provisions of Section 228 of the DGCL, and written notice of the adoption of the amendment has been given as provided in Section 228 of the DGCL to every stockholder entitled to such notice.

    THIRD: That the foregoing amendment of the Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the DGCL.

  IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed on this day of August , 2001.

                                          Avery Communications, Inc.

                                              /s/ Patrick J. Haynes, III
                                          By: _________________________________
                                                PATRICK J. HAYNES, III
                                             Chairman of the Board, President
                                                and Chief Executive Officer

                                      A-2